EXHIBIT 10.19

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR ANY STATE SECURITIES LAWS. THIS NOTE MAY NOT BE SOLD, PLEDGED, HYPOTHECATED, DONATED OR OTHERWISE TRANSFERRED, WHETHER OR NOT FOR CONSIDERATION, (A) WITHOUT AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT, AND ANY APPLICABLE STATE SECURITIES LAWS, OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS THEREUNDER, (B) WITHOUT AN AGREEMENT TO ASSUME THE OBLIGATIONS OF THE FORMER HOLDER HEREOF UNDER THE TERMS OF THE INTERCREDITOR AGREEMENT (AS DEFINED BELOW) AND (C) EXCEPT AS OTHERWISE PERMITTED BY THE TERMS OF THIS NOTE.

SECURED PROMISSORY NOTE
[REVOLVING CREDIT NOTE]

$1,000,000.00                                            December 14, 2004

1.   Principal Amount.

   a. For value received, Trinity Springs, Inc., a Delaware corporation ("Maker"), unconditionally promises to pay to the order of Allen D. Petersen ("Secured Party"), the principal sum of ONE MILLION AND 00/100 DOLLARS ($1,000,000.00) or such lesser amount which shall be from time to time owing hereunder on account of Advances (as defined in Section 1b. below) made by Secured Party to or for the benefit of Maker, together with interest on such unpaid principal balances from time to time outstanding hereunder at the rate set forth in Section 2 of this Note.

   b. This Note is a revolving credit facility. Secured Party agrees, on the terms and subject to the satisfaction of the conditions hereinafter set forth, to make advances to Maker from time to time (each, an "Advance") during the period (the "Commitment Period") commencing on the date hereof and continuing to the Maturity Date, at such times and in such amounts, as Maker shall request; provided, however, in no event shall the aggregate outstanding principal amount under this Note at any one time exceed ONE MILLION AND NO/100 DOLLARS ($1,000,000.00) (the "Commitment"). During the Commitment Period, Maker may borrow, repay and re-borrow principal under this Note subject to the terms and conditions hereunder. Whenever Maker desires to receive an Advance hereunder, Maker shall give Secured Party adequate notice of no less than two (2) business days for such request for an Advance (an "Advance Request"). Such Advance Request shall specify the aggregate principal amount of the Advance to be made pursuant to such borrowing and the date of borrowing (which shall be a business day). The date and amount of each Advance and all receipts of principal and interest with respect to this Note will be recorded by Secured Party in the records it maintains with respect thereto. The failure to record, or any error in recording, any of the foregoing shall not, however, affect the obligations of Maker under this Note to repay the entire outstanding principal amount advanced and all interest accrued thereon. Secured Party's records shall constitute prima facie evidence of the amount outstanding under this Note. Secured Party and Maker agree that the initial Advance under this note is FIVE HUNDRED THOUSAND DOLLARS AND NO/100 ($500,000.00) (the "Initial Advance"). The Initial Advance shall be transmitted from Secured Party to Maker on the date of this Note.
2. Interest. Maker agrees to pay interest on each Advance hereunder until the Maturity Date at an annual rate equal to eight percent (8%). Interest on the Initial Advance shall begin to accrue from the date hereof and interest on all subsequent Advances shall begin to accrue from the date of each such Advance. Interest shall be computed on the basis of a year of 365 days and the actual number of days elapsed.

3. Post Maturity Interest; Computation of Interest. Any amount of principal and/or interest hereof which is not paid when due, whether at stated maturity, by acceleration or otherwise, shall bear interest from the date when due until said principal and/or interest amount is paid in full, payable on demand, at an interest rate which is equal to twelve percent (12%) per annum. No provision of this Note shall require the payment or permit the collection of interest in excess of the maximum permitted by law. If any excess of interest in such respect is herein or in such other instrument provided for, or shall be adjudicated to be so provided for herein or in such other instrument, Maker shall not be obligated to pay such interest in excess of the maximum amount permitted by law and the right to demand the payment of any such excess shall be and hereby is waived. This provision shall control any other provision of this Note or such other instrument. If any such excess interest shall have been paid by Maker it shall automatically be treated as a permitted additional prepayment of principal.

4. Payments. The principal sum and interest thereon shall be payable as follows:

   a. The remaining principal balance together with interest thereon shall be due and payable on December 14, 2005 (the "Maturity Date").

   b. All payments to Secured Party shall be delivered to the following address:

Draupnir, LLC
515 N. State St., #2650
Chicago, Illinois 60610
Attention: Allen Petersen

   c. Payments shall be deemed to have been made on the date received by Secured Party.

   d. All or any portion of the indebtedness evidenced hereby may be prepaid at any time without premium or penalty.

   e. Each payment shall be made in lawful money of the United States which shall be legal tender in payment of all debts and dues, public and private, at the time of payment, and shall be credited first to interest then due and the remainder shall be applied to principal.

5.   Security.

   a. Maker's obligations under this Note shall be secured by the real and personal property pursuant to that certain Commercial Mortgage, Assignment of Leases and Rents, and Fixture Filing dated as of June 17, 2004 and as modified and extended by that certain Modification and Extension of Second Lien Commercial Mortgage, Assignment of Leases and Rents, and Fixture Filing, dated as of December 14, 2004 (the "Mortgage") executed by Maker in favor of Secured Party and AMCON Distributing Company ("AMCON").

   b. Secured Party, AMCON, and Maker are all parties to that certain Intercreditor Agreement, dated of even date herewith (the "Intercreditor Agreement") in which, among other things (i) AMCON and Secured Party set forth their respective rights and obligations with respect to the Mortgage and (ii) Maker promises to elect certain members to its board of directors.

   c. This Note is issued pursuant to and is subject to all of the terms and conditions set forth in the Mortgage and the Intercreditor Agreement.

6. Events of Default. The occurrence of any one or more of the following events shall constitute an event of default ("Event of Default") hereunder:

   a. Maker shall fail to pay any amount under this Note when due, whether at maturity, by acceleration or otherwise, and such failure continues for five (5) business days after Secured Party provides written notice of such failure to Maker;

   b. Any representation, warranty, condition or covenant of Maker made in this Note, the Intercreditor Agreement or the Mortgage is or shall become incorrect or misleading in any material respect, and such breach and/or failure continues for ten (10) days after Secured Party provides written notice of such breach and/or failure to Maker;

   c. A default shall occur in (i) the payment when due (subject to applicable grace periods), whether by maturity, acceleration or otherwise, of any indebtedness in excess of $100,000 of Maker or (ii) the performance or observance of any obligation, covenant or condition with respect to such indebtedness, if the effect of such default is to accelerate, or to permit the acceleration of, the maturity of such indebtedness; provided, however, that the occurrence of the events described in clause (i) and/or (ii) shall not be an Event of Default if Maker is contesting such matter in good faith (for a reasonable period of time given the applicable circumstances) and thereafter makes payment of the amount determined to be due and/or refinances such indebtedness within thirty (30) days of such determination; and

   d.   Maker shall: (i) file any proceeding in bankruptcy or reorganization;
(ii) make an assignment for the benefit of creditors; or (iii) fail to vacate, discharge or dismiss within sixty (60) days of its initiation either:
(x) the filing of a proceeding in bankruptcy against it; or (y) the appointment of a receiver or trustee for all or any part of Maker's assets or property.

7. Remedies. Upon the occurrence of an Event of Default, Secured Party, at his option, will have all rights and remedies of a secured party under the Uniform Commercial Code of the State of Idaho ("UCC"), and other applicable laws. In addition to the foregoing rights and remedies, upon the occurrence of an Event of Default, Secured Party shall have the right to declare all amounts due hereunder to be immediately due and payable, whereupon all such amounts shall become immediately due and payable, without further notice, demand or presentment of any kind (provided that in the event of a default described in clause (d) of the foregoing paragraph, all amounts due hereunder automatically shall become due and payable, without declaration, notice, demand or presentment of any kind). Maker promises to pay all costs of collection, including, but not limited to, reasonable attorneys' fees, incurred by Secured Party on account of such collection, whether or not suit is filed hereon.

8.   Miscellaneous.
   a. The time of payment of this Note, or any installment thereof may be extended from time to time without notice to Maker, endorsers, guarantors, sureties and all other parties liable for payment of any sum or sums due or to become due under the terms of this Note. No extension of the time for the payment of this Note or any installment hereof made by agreement with any person now or hereafter liable for the payment of this Note shall operate to release, discharge, modify, change or affect the original liability under this Note, either in whole or in part, of Maker hereunder or any other person now or hereafter liable for the payment of this Note who is not a party to such agreement.

   b. If any one or more of the covenants, agreements, terms or provisions contained in this Note shall be invalid, illegal or unenforceable in any respect, the validity of the remaining covenants, agreements, terms or provisions contained herein shall be in no way affected, prejudiced, limited or impaired thereby.

   c. Maker agrees that this Note shall be deemed to have been made under and shall be governed by, and construed in accordance with, the laws of the state of Idaho (without regard to its conflicts of law rules) in all respects, including, without limitation, matters of construction, validity and performance, and that none of its terms or provisions may be waived, altered, modified or amended except as Secured Party may consent thereto in a writing duly signed by it.

   d. The headings, titles and subtitles herein are inserted for convenience of reference only and are to be ignored in any construction of the provisions hereof. The term "Maker" as defined herein includes the heirs, personal representatives, successors and assigns of Maker.

   e. Secured Party, as the holder of this Note, and any subsequent holder of this Note, shall not sell, pledge, hypothecate, donate or otherwise transfer or convey, whether or not for consideration, to any person, any interest in this Note representing less than the entire amount of this Note and the entire amount of indebtedness evidenced by this Note, but rather, any holder of this Note may only sell, pledge, hypothecate, donate or otherwise transfer or convey such holder's entire interest in this Note representing the entire amount of this Note and the entire amount of indebtedness evidenced by this Note.

IN WITNESS WHEREOF, Maker has executed and delivered this Note on the day and year first above written.

Maker:

TRINITY SPRINGS, INC.

/s/ William F. Wright
----------------------------------
Name:  William F. Wright
Title:    Chairman of the Board and
             Chief Executive Officer